Exhibit 99.1

VIASPACE REPORTS FIRST-QUARTER 2009 FINANCIAL RESULTS

Sharply Higher Revenues, Expense Reductions Reduce Net Loss

PASADENA, CA—May 18, 2009—VIASPACE Inc. (OTCBB: VSPC), a clean energy company providing products and technology for renewable and alternative energy, announced financial results for the first quarter ended March 31, 2009.

Revenues for the quarter were $837,000, including $591,000 from Inter-Pacific Arts, Inc. (IPA), acquired during the fourth quarter of 2008, and $246,000 from military contracts for monitoring and detection systems, humidity sensor products and a fuel cell cartridge development contract with Samsung. First-quarter revenues in 2009 were up 680% compared to revenues of $123,000 for first-quarter 2008. Gross profit for the quarter was $301,000, including $256,000 related to IPA, up 478% compared to $63,000 for first-quarter 2008.

Operating expenses for the quarter declined to $1.1 million, compared to $2.0 million in first-quarter 2008, due to lower research and development (R&D) expense and lower selling, general and administrative (SG&A) expense. Stock-based compensation expense for the quarter was $573,000, compared to $739,000 in first-quarter 2008.

Operating loss for the quarter was $774,000, compared to an operating loss of $2.0 million in first-quarter 2008.

For the quarter, other expense, net, including noncontrolling interests in consolidated subsidiaries, was $77,000, compared to other income, net, of $14,000 in first-quarter 2008.

For the first quarter of 2008, the Company recorded a $357,000 loss from discontinued operations.

Net loss for the quarter was $851,000, or $(0.00) per share, compared to a net loss of $2.3 million, or $(0.01) per share for first-quarter 2008. Net loss for the first quarter 2009 was reduced 63% compared to 2008.

The Company also reported consolidated cash and cash equivalents on March 31, 2009, of $1.8 million.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “First quarter results reflect the full quarterly contributions by IPA plus higher contract revenues from Direct Methanol Fuel Cell Corporation and Ionfinity. The increase in revenue and reduction in operating loss indicate that we are moving in the right direction. R&D expenses are expected to remain at low levels, since future business activities will be focused primarily on product marketing and generating sales growth. During the quarter, we used cash from operations to expand our renewable energy operations, including growing Giant King Grass in the PRC.”

“We expect operating results to improve in subsequent quarters. We believe that the groundwork we are laying now will provide momentum for revenues and growth in 2010, not only of our grass business but also for fuel cell cartridge development and monitoring and detection systems.”

About VIASPACE Inc.: VIASPACE is an alternative energy company providing products and technology for renewable and clean energy that reduce or eliminate dependence on fossil and high-risk-pollutant energy sources. The Company provides raw material for cellulosic biofuels and develops and markets fuel cell cartridges, products and technology. VIASPACE subsidiary Direct Methanol Fuel Cell Corporation owns a portfolio of fuel cell patents licensed from Pasadena-based California Institute of Technology (Caltech), which manages NASA’s Jet Propulsion Laboratory, where the direct methanol fuel cell was invented. For more information, please see www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement: Information in this news release and include forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2008, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.